Filed Pursuant to Rule 433

Registration Number 333-190160

£300,000,000
2.625% Notes Due 2022

International Business Machines Corporation
July 29, 2015
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Form	Registered Form
Trade Date	July 29, 2015
Settlement Date	August 5, 2015 (T+5)
Listing	Application will be made to list the Notes on the New York Stock Exchange
Active Bookrunners	Barclays Bank PLC BNP Paribas Deutsche Bank AG, London Branch HSBC Bank plc
Passive Bookrunners	Lloyds Bank plc Société Générale
Principal Amount	£300,000,000
Maturity	August 5, 2022
Interest Payment Date	August 5 of each year
First Payment Date	August 5, 2016
Benchmark Gilt	4.000% due March 7, 2022
Benchmark Gilt Yield	1.662% (semi-annual)
Spread to Benchmark Gilt	100 bps
Yield to Maturity	2.662% (semi-annual)
Coupon	2.625%, accruing from August 5, 2015
Make-Whole Call	15 bps spread to reference Gilt
Price to Public	99.655%
Underwriting Discount	0.30%
Price to Issuer	99.355%
Day Count	Actual / Actual (ICMA)
Minimum Denomination	£100,000 and integral multiples of £1,000 in excess thereof
CUSIP / ISIN / Common Code	459200 JB8 / XS1271665280 / 127166528

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at (888) 603-5847, BNP Paribas at (800) 854-5674, Deutsche Bank AG, London Branch at (800) 503-4611 or HSBC Bank plc, toll free at 1-866-811-8049.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on July 29, 2015 relating to its Prospectus dated July 26, 2013.

Confidential